UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 26, 2018

NIELSEN HOLDINGS PLC

(Exact name of registrant as specified in its charter)

England and Wales	001-35042	98-1225347
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

85 Broad Street New York, New York 10004	Nielsen House John Smith Drive Oxford Oxfordshire OX4 2WB United Kingdom

(Address of principal executive offices)

+1 (646) 654-5000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.02 Results of Operations and Financial Condition.

On July 26, 2018, Nielsen Holdings plc issued a press release announcing its financial results for the second quarter ended June 30, 2018.

A copy of the press release is furnished as Exhibit 99.1 to this report and is incorporated herein by reference.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 26, 2018, Nielsen Holdings plc (the “Company”) issued a press release announcing that Mitch Barns, the Company’s Chief Executive Officer, will retire by the end of 2018. The Company’s Board of Directors (the “Board”) is commencing a comprehensive search process to identify a new Chief Executive Officer.  The Company also announced that James Attwood, current Chairman of the Board, has been named Executive Chairman of the Board.  Mr. Attwood will lead a committee of the Board in overseeing the CEO search.  In addition to Mr. Attwood, the Executive Search Committee will include Mr. Harish Manwani, Mr. Robert C. Pozen and Ms. Lauren Zalaznick.

Mr. Barns’ retirement will constitute a termination without cause under the Company’s Severance Policy for Section 16 Officers and United States-Based Senior Executives (“Severance Policy”) and will entitle Mr. Barns to the rights and benefits due to the Chief Executive Officer upon a termination without cause, including the following:

•

cash severance equal to two times the sum of Mr. Barns’ (1) annual base salary and (2) the average of the annual incentive payments paid to Mr. Barns in the three years preceding the year in which Mr. Barns’ employment termination occurs, with such amount payable in equal bi-weekly installments during the twenty-four months following Mr. Barns’ employment termination date;

•

a bonus in respect of fiscal year 2018 for the portion of the year that Mr. Barns is employed by the Company, based on actual performance, and payable at the same time that the Company pays bonuses to other executives of the Company;

•

reimbursement during the twenty-four months following Mr. Barns’ employment termination for the portion of COBRA premiums in excess of the amounts that Mr. Barns paid while employed by the Company; and

•	outplacement assistance and support services for one year.

All severance payments under the Severance Policy are conditioned on Mr. Barns executing and not revoking a release of claims in favor of the Company (the “Release Conditions”).  The release of claims will include customary restrictive covenants, including perpetual non-disparagement and confidentiality provisions and non-competition and employee/client non-solicitation obligations applicable during the twenty-four months following the employment termination date.  The foregoing description of the severance entitlements for Mr. Barns is qualified in its entirety by reference to the Company’s Severance Policy, a copy of which is filed as Exhibit 10.1 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017.

Based on his age (55) and years of service (21), Mr. Barns is retirement eligible.  Consistent with past practice, and subject to satisfaction of the Release Conditions, the Board has approved the following retirement treatment for the unvested equity awards held by Mr. Barns:

•

Unvested stock options will continue to vest during the twenty-four months following the employment termination date, subject to Mr. Barns’ compliance with the Restrictive Covenants during such period;

•

In order to comply with applicable tax regulations, unvested restricted stock units will vest upon Mr. Barns’ termination of employment; however, Mr. Barns will be required to hold the Company shares underlying the restricted stock units, net of any shares required to satisfy applicable tax withholdings, for the twenty-four months following the employment termination date; and

•

Unvested performance restricted stock units (“PRSUs”) will remain outstanding and eligible to vest based on actual performance as determined by the compensation committee of the Board, with the actual number of shares earned for the 2018 PRSU award reduced by one-third.

A copy of the press release is filed as Exhibit 99.2 to this report and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

Exhibit 99.1	Press Release, dated July 26, 2018, issued by Nielsen Holdings plc pertaining to the financial results for the second quarter ended June 30, 2018.

Exhibit 99.2	Press Release, dated July 26, 2018, issued by Nielsen Holdings plc pertaining to Mr. Barns’ retirement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 26, 2018

NIELSEN HOLDINGS PLC

By:	/s/ Jamere Jackson
Name:	Jamere Jackson
Title:	Chief Financial Officer